UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 19, 2009

BANK OF THE CAROLINAS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	000-52195	20-4989192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 Boxwood Village Drive
Mocksville, North Carolina	27028
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 751-5755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On August 19, 2009, Registrant issued a press release announcing that, in connection with the preparation and review of its financial statements for the three and six months ended June 30, 2009, it recorded a larger second quarter 2009 dividend and accretion on preferred stock than it originally announced in its press release issued on August 6, 2009. As reflected in Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2009, dividend and accretion on preferred stock was $99,000 for both the three- and six-months periods as compared to $55,000 as previously announced. These changes resulted in the Registrant's consolidated results of operations reflecting after tax losses available to common shareholders for the quarter and year-to-date period ended June 30, 2009, of $1,578,000 and $2,233,000, respectively, as compared with the previously announced net loss available to common shareholders of $1,534,000 for the quarter and $2,189,000 for the year-to-date. Basic and diluted loss per common share for the three- and six-months periods were $0.41 and $0.57, respectively, as compared with the previously announced amounts of $0.38 and $0.55, respectively. Also, as a result of these changes ROA and ROE changed from (.73)% and (9.14)% to (.74)% and (9.33)%, respectively. This revision relates only to Registrant's operating results for the three and six months ended June 30, 2009, and does not affect any financial statements previously filed by Registrant with the SEC for any period.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits. The following exhibit accompanies this Report:

Exhibit No.	Exhibit Description
99.01	Copy of press release dated August 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BANK OF THE CAROLINAS CORPORATION
(Registrant)

Date: August 19, 2009	By:	/s/ Michelle L. Clodfelter
Michelle L. Clodfelter
Vice President and Principal Financial Officer